Exhibit 99.1

Better World Acquisition Corp. Announces Business Combination Transaction With Heritage Distilling Holding Company, Inc.

NEW YORK, NY, December 9, 2022 — Better World Acquisition Corp. (“Better World”) (Nasdaq: BWAC), an ESG-focused special purpose acquisition company, today announced it has entered into a Business Combination Agreement (the “Agreement”) with Heritage Distilling Holding Company, Inc. (“Heritage” or the “Company”), a leading craft distiller of innovative premium brands. The parent company following the consummation of the transaction, Heritage Distilling Group, Inc., will be a new Delaware holding company (the “Combined Company” or “Pubco”) that will be led by Justin Stiefel, Co-Founder and Chief Executive Officer of Heritage. Pubco’s common stock is expected to be listed on the Nasdaq Capital Market following the consummation of the transaction under the ticker symbol “CASK”.

For the past nine years, Heritage has been the most awarded craft distillery in North America by the American Distilling Institute, and has been recognized for its innovative brand family of premium whiskies, gins, vodkas, rums and ready-to-drink cocktails. As one of the largest independent craft distilleries on the West Coast, Heritage aims to become the leading national craft spirits company. Working collectively with Native American tribes across the country, Heritage is focused on creating a national craft spirits network, with the goal of providing economic benefits to tribes across the country. In collaboration with the Chehalis tribe, Mr. Stiefel successfully worked to overturn a 184-year-old Federal law banning distilling spirits on tribal lands, positioning Heritage to advance its unique operating model.

As a result of the business combination, Heritage expects to become one of the only publicly-traded, pure play craft distilleries. The proposed transaction combines Heritage’s brands with Better World’s consumer products and beverage expertise. Better World brings marketing, finance and capital markets experience that the parties believe will accelerate the growth of Heritage’s business.

Following the closing of the transaction, and assuming no redemptions by Better World stockholders in connection with the stockholder vote to approve the transaction, it is anticipated the Combined Company will have approximately $44 million in cash, prior to the payment of the parties’ expenses related to the business combination.

“Heritage was built on a foundation of innovation, which has enabled us to become one of the most awarded craft spirits distilleries in North America today. Our goal is to become the industry’s leading craft spirits distillery with a national distribution footprint,” commented Mr. Stiefel. “The collective strength of Heritage’s and Better World’s experience in beverages and business development will strongly support our expansion and financial growth. We are excited about the opportunity to grow our business as a public company, with access to the capital markets and additional balance sheet strength as a result of this transaction.”

Rosemary Ripley, Chief Executive Officer of Better World, stated “Better World’s commitment was to invest in a differentiated growth business with strong ESG credentials. Heritage exemplifies our commitment to support remarkable leaders building a profitable company with a strong social and environmental mission. While furthering the economic empowerment of Native American communities, Heritage has developed a unique, capital-light business model with recurring revenue. We are excited to collaborate with Heritage and its Tribal Beverage Network to accelerate its future success.”

Heritage Distilling Highlights (Pro Forma for Proposed Business Combination)

●	Pure play craft distillery developing a national distribution footprint working with the second largest U.S. beverage distributor and a network of Native American tribal partners.
●	Better World CEO, Rosemary Ripley, who will join Pubco’s board of directors following the closing, provides significant CPG expertise from companies such as Kraft Foods, Miller Brewing, Philip Morris, Heineken NV and Zevia, as well as private equity and M&A experience with over $40 billion in transactions.
●	With a global market of $23 billion in 2022, craft distilling represents a significant addressable market, and is projected by The Business Research Company to grow 31% per annum through 2026.
●	National wholesale distribution growth strategy enhanced by proprietary tribal channel with – limited capital expenditures:
○	Heritage founded the Tribal Beverage Network (TBN) to collaborate with Native American tribes to develop Heritage-branded distilleries and tasting rooms, to sell existing Heritage brands and to advise the tribes on developing new brands.
■	Creates compelling social and economic benefits for participating tribal communities while allowing the tribes another channel through which to exercise tribal sovereignty.
■	Differentiated distribution channel with unique access to a network of Native American tribal properties, generating recurring revenue based on tax-advantaged sales.
○	Distribution agreement with the second largest spirits distributor in the U.S. (with a current market share of approximately 20%).
●	Downside protection for 18 months (or 24 months if elected by Better World’s sponsor) for Better World public stockholders who do not redeem their shares in connection with the transaction:
○	Approximately $20 million in estimated asset value derived from aged barrels of spirits and minority interest.
○	Contingent Value Right (“CVR”) to be issued to Better World stockholders who do not redeem their shares will provide downside protection ranging from approximately $4.00 to $6.00 per share, depending on the level of redemptions and the duration of the CVR period.

Summary of Transaction

Pursuant to the Agreement, each of Heritage and Better World will merge with newly-formed subsidiaries of Pubco, which itself is a newly-formed subsidiary of Better World. As a result of such mergers, Heritage stockholders will receive new shares of Pubco and Better World security holders will exchange their securities of Better World for securities of Pubco. The shares of Pubco common stock to be issued to the Heritage equity holders will have an aggregate value equal to $77.5 million, subject to adjustment for certain indebtedness of Heritage as determined in accordance with the Agreement, with each share of Pubco common stock valued at $10.00 per share. Cash proceeds released from Better World’s trust account, which currently has approximately $44 million in cash, after any stockholder redemptions and payment of transaction expenses and other Better World liabilities, will remain with the combined company. Heritage and Better World are contributing into a CVR escrow account an aggregate of the equivalent of 4,000,000 shares of Pubco common stock and RSUs that will settle into shares of Pubco common stock. The CVRs will provide Better World’s public stockholders who do not redeem their shares in connection with the transaction with downside protection. The transaction implies a Pubco pro forma enterprise value of $122.2 million immediately after closing of the business combination assuming no redemptions by Better World stockholders and a redemption price of $10.52 per share.

As merger consideration, each Better World public stockholder who participates in the business combination will receive:

●	One share of Pubco common stock.
●	One CVR, which provides the holder with a 10% per annum preferred simple return including downside protection ranging from approximately $4.00 to $6.00 per share (depending on the level of redemptions and the duration of the CVR period) during the 18-month period following the closing, which may be extended by six months at the option of Better World’s sponsor.

As merger consideration, each Heritage stockholder who participates in the business combination will receive:

●	Approximately 4.15 shares of Pubco common stock for each share of Heritage common stock held by a stockholder based on Heritage’s current capitalization and net debt adjustments.
●	In addition, Heritage stockholders have the contingent right to receive up to 3,000,000 earnout shares from Pubco as additional consideration if the applicable earnout milestones (based on net revenues and stock price) as set forth in the Agreement are achieved by Pubco.

Pubco also will assume certain convertible notes, warrants and RSUs issued by Heritage.

Assuming no redemptions by Better World’s public stockholders, it is estimated that the current security holders of Heritage will own approximately 47% of the issued and outstanding shares in the Combined Company at closing of the transaction.

The transaction has been unanimously approved by the boards of directors of both Better World and Heritage. Completion of the transaction is subject to approval by equity holders of each company and certain other conditions specified in the Agreement. The transaction is currently expected to close in the second quarter of 2023.

The description of the transactions contemplated by the Agreement (collectively, the “Transaction”) contained herein is only a summary and is qualified in its entirety by reference to the Agreement, a copy of which will be filed by Better World with the U.S. Securities and Exchange Commission (“SEC”) as an exhibit to a Current Report on Form 8-K. In addition, Pubco intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement/prospectus, and will file other documents regarding the proposed Transaction with the SEC.

Ellenoff Grossman & Schole LLP is serving as legal advisor to Better World. Pryor Cashman LLP is serving as legal advisor to Heritage.

About Better World Acquisition Corp.

Better World is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While Better World may pursue an acquisition in any business industry or sector, it intends to concentrate its efforts on identifying businesses that benefit from strong Environmental, Social and Governance (“ESG”) profiles.

About Heritage Distilling Holding Company, Inc.

Heritage Distilling Company, Inc.®, currently a subsidiary of Heritage Distilling Holding Company, Inc., was founded in 2011 by Justin and Jennifer Stiefel. Heritage is among the premier independent, craft spirits distilleries in the United States offering a variety of whiskeys, vodkas, gins and rums produced mainly from local, sustainably sourced ingredients. Heritage is the most awarded craft distillery in North America by the American Distilling Institute for the past nine years out of more than 2,600 craft distilleries. To accelerate its national wholesale distribution growth strategy, Heritage founded the Tribal Beverage Network (TBN) to collaborate with Native American tribes and develop Heritage-branded distilleries, brands, and tasting rooms and to develop brands unique to the tribes, to serve patrons of tribal casinos and entertainment venues, creating compelling social and economic benefits for participating tribal communities while allowing the tribes another channel through which to exercise tribal sovereignty. Heritage is a majority women-owned enterprise.

Forward-Looking Statements

Certain statements included in this press release are not historical facts, but are forward-looking statements. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other performance metrics and projections of market opportunity. These statements are based on various assumptions, whether or not identified in this press release and on the current expectations of Better World’s and Heritage’s respective management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Better World and Heritage. Some important factors that could cause actual results to differ materially from those in any forward-looking statements could include, without limitation, changes in business, market, financial, political and legal conditions.

These forward-looking statements are subject to a number of risks and uncertainties, including, without limitation, the inability of the parties to successfully or timely consummate the Transaction; the failure to realize the anticipated benefits of the Transaction; the ability of Better World prior to the Transaction, and the Combined Company following completion of the Transaction, to maintain (in the case of Better World) and to obtain and maintain (in the case of the Combined Company) the listing of Better World’s shares prior to the Transaction, and, following the Transaction, the Combined Company’s shares, on Nasdaq; costs related to the Transaction; the failure to satisfy the conditions to the consummation of the Transaction, including the approval of the Business Combination Agreement by the stockholders of Better World, the risk that the Transaction may not be completed by the stated deadline and the potential failure to obtain an extension of the stated deadline; the inability to complete a transaction financing; the outcome of any legal proceedings that may be instituted against Better World or Heritage related to the Transaction; the attraction and retention of qualified directors, officers, employees and key personnel of Better World and Heritage prior to the Transaction, and the Combined Company following the Transaction; the ability of the Combined Company to compete effectively in a highly competitive market; the ability to protect and enhance Heritage’s corporate reputation and brand; the impact from future regulatory, judicial, and legislative changes in Heritage’s industry; the uncertain effects of the COVID-19 pandemic or other public health matters; competition from larger companies that have greater resources, technology, relationships and/or expertise; the future financial performance of the Combined Company following the Transaction, including the ability of future revenues to meet projected annual projections; the ability of the Combined Company to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses; the Combined Company’s ability to manage a complex set of marketing relationships and realize projected revenues from subscriptions, advertisements, product sales and/or services; ; Heritage’s ability to execute its business plans and strategy; the Combined Company’s ability to secure the attention and focus of its distributor and retailer buyers to support the level of growth anticipated in the Combined Company’s business plans; the Combined Company’s ability to negotiate terms with Native American tribes in accordance with the Combined Company’s business plans; the potential difficulty of enforcing certain provisions in agreements with Native American tribes due to their sovereign status; the ability to ensure product consistency, quality control and presentation of the Heritage brand and products in locations owned by third parties; the length of time required to receive approval from Native American tribes, various related entities and Federal regulators with regulatory oversight of the Federal-tribal relationship; and those factors set forth in documents of Better World or Pubco filed, or to be filed, with the SEC; . You should carefully consider the foregoing factors and the other risks and uncertainties that will be described in the “Risk Factors” section of the registration statement on Form S-4 and related proxy statement/prospectus and other documents to be filed by Better World or Pubco from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. The foregoing list of risks is not exhaustive.

Participants in the Solicitation

Better World and Heritage and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed transaction described in this press release under the rules of the SEC. Information about the directors and executive officers of Better World is set forth in its Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022, and is available free of charge at the SEC’s website at www.sec.gov or by directing a request to: Better World Acquisition Corp., 775 Park Avenue, New York, New York 10021. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Better World stockholders in connection with the proposed Transaction will be set forth in the registration statement on Form S-4 containing a proxy statement/prospectus to be filed by Pubco with the SEC with respect to the proposed Transaction. These documents can be obtained free of charge from the sources indicated herein.

Important Information About the Transaction and Where to Find It

This press release relates to a proposed Transaction between Better World and Heritage. This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the Transaction described herein, Better World and Heritage intend to file relevant materials with the SEC, including a registration statement on Form S-4 to be filed by Pubco, which will include a proxy statement/prospectus. Security holders are encouraged to carefully review such information, including the risk factors and other disclosures therein. The proxy statement/prospectus will be sent to all stockholders of Better World. Better World and Pubco will also file other documents regarding the proposed Transaction with the SEC. Before making any voting or investment decision, investors and security holders of Better World are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed Transaction as they become available because they will contain important information about the proposed Transaction.

Non-Solicitation

This press release does not constitute, and should not be construed to be, a proxy statement or the solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination described herein and shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the U.S. Securities Act of 1933, as amended.

Contacts:

Investors
Scott Eckstein
heritage@ksca.com
(212) 896 1210

Media
Anne Donohoe
heritage@kcsa.com
(732) 620 0033

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